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                            EXHIBIT 4.2

                     DEFERRED COMPENSATION AGREEMENT
                     -------------------------------

       This Deferred Compensation Agreement ("Agreement") is entered into as of ____________________________ , by and between SUNAMERICA INC. (the "Company"), ______________________________ , ("Broker-Dealer"), and
___________________ ("Representative").

       The Company has established, in conjunction with Broker-Dealer, the Registered Representatives' Deferred Compensation Plan (the "Plan") pursuant to which Broker-Dealer's registered representatives may elect to defer receipt of some or all of the commission and fee payments such registered representatives are entitled to receive. In consideration of the mutual agreements herein contained, the parties hereby agree as follows:

Section 1. The Plan. The deferral of compensation elected by Representative hereunder is pursuant to the Plan, a copy of which Representative has received and the terms of which are incorporated herein by reference. Capitalized terms used herein which are not defined are used with the meanings provided for in the Plan.

Section 2.    Amount of Deferral.

       2.1 Representative expects to be entitled to receive Earnings from time to time from Broker-Dealer. Representative shall have the opportunity, from time to time, to elect to defer the receipt of some or all of such Earnings to which Representative may become entitled, pursuant to the Plan. The obligation to pay such deferred Earnings shall be that of the Company.

       2.2 Pursuant to the terms of the Plan, Representative may defer up to 100% of future Earnings, by executing this Agreement and completing an Enrollment/Change Form to enroll in the Plan. The election shall remain in effect until and unless modified as described below.

       2.3 Representative may modify the percentage of Earnings he or she has elected to defer in accordance with the provisions of the Plan. All deferral elections must remain in effect for at least one full calendar year; provided, however, that a participating Representative may reduce the deferral amount to zero at any time during the year after participation in the Plan for three full months, which change will become effective as soon as is administratively possible. If Representative elects to reduce the deferral amount to zero, such Representative may not participate in the Plan for the next 12 calendar months and must thereafter complete the necessary paperwork to re-enroll in the Plan. Each modification shall continue in effect until changed by a further modification.

Section 3.    Deferral Account.

       3.1 The obligation to pay to Representative the amount deferred, with the adjustments provided for in the Plan, shall be carried on the books of the Company as an unsecured debt (the "Deferral Account"). The balance at any time in the Deferral Account is not held in trust for Representative, and neither Representative, his or her estate or personal representative(s) nor his or her beneficiaries shall have any right, title or interest in or to any funds in the Deferral Account, which is established by the Company merely for the purpose or recording such unsecured contractual obligation. All funds in the Deferral Account shall continue to be part of the general funds of the Company.

       3.2 Each Representative must elect the Valuation Fund(s) which will be used to measure the value of his or her Deferral Account. Amounts held in the Deferral Account will be treated as though invested in such Valuation Fund(s) and adjustments to the value of the Deferral Account will be made in accordance with the Plan. Representative may change the Valuation Fund(s) against which the value of the Deferral Account will be indexed in accordance with the terms of the Plan. The Company is not required to make investments in the Valuation Funds.


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       3.3    Deferral of Earnings pursuant to the Plan shall cease at the earlier of: (a) the occurrence of a Termination Event; (b) the beginning of the year selected by Representative as the Optional Distribution Date; or
(c) the date Company determines that deferrals must be suspended or the Plan or this Agreement must be terminated. All deferred Earnings will be paid out in accordance with the terms of the Plan.

Section 4.    General Provisions.

       4.1 Representative may obtain any necessary form(s) by request to the Plan Administrator. All forms and agreements and any other necessary documents must be properly executed and delivered to the Plan Administrator within the specified time limitations in order to be effective.

       4.2 Representative may designate a beneficiary or beneficiaries to receive distribution(s) from the Deferral Account after the death of Representative. Any person designated as a beneficiary shall be without rights or interests until following Representative's death, and then only in accordance with the Plan.

       4.3 The Company shall have the right at any time to transfer its obligations under the Plan to any affiliated entity without Representative's consent.

       4.4 Nothing in Plan is intended to (a) limit in any way the right of Broker-Dealer to terminate Representative's contractor relationship with Broker-Dealer; or (b) otherwise create any employment relationship between the Representative and Broker-Dealer or the Company.

       4.5 This Agreement shall be binding upon and inure to the benefit of the Company and Broker-Dealer, their respective successors and assigns and Representative, his or her heirs, executors, administrators and legal representatives.

       4.6 This Agreement and the Plan express the entire Agreement of the parties, and all promises, representations, understandings, arrangements and prior agreements are merged herein and superseded hereby.

       4.7 If any of the provisions of this Agreement should be held to be invalid, the remainder of this Agreement shall not be affected thereby.

       4.8 This Agreement shall be governed by and construed in accordance with the laws of the state of California.

       IN WITNESS WHEREOF, the Company, Broker-Dealer and Representative have executed this Agreement as of the day and year first written above.

SUNAMERICA INC.

By:    ___________________________________


"Broker-Dealer"

____________________________________________

By:    ___________________________________


Representative acknowledges having received a current prospectus for the Plan and for each of the Valuation Funds currently available and agrees to abide by all of the terms and conditions of the Plan.

REPRESENTATIVE:

Name:  ________________________________________
                     (Please print)

Signature:    ________________________________